Exhibit 99

Explanation of Response

Footnote 2

Represents the following shares beneficially owned by Bradford Luke Ledbetter (“Luke Ledbetter”): (i) 648,120 shares held by the Bradford Luke Ledbetter 1999 Grantor Trust No. 2 for which Luke Ledbetter serves as co-trustee with Lonnie K. Ledbetter III, with whom he shares voting and dispositive power over such shares; (ii) 3,499,476 shares held by the following trusts for which he serves as co-trustee with Terry Lee Ledbetter, Jr. (“Terry Ledbetter, Jr.”), with whom he shares voting power over such shares and with whom, together with an independent trustee, he shares dispositive power over such shares:  (A) 986,794 shares held by the Bradford Luke Ledbetter 2006 Grantor Trust No 2; (B) 910,432 shares held by the Bradford Luke Ledbetter 2010 Grantor Trust No. 2; (C) 996,540 shares held by the Terry Lee Ledbetter, Jr. 2006 Grantor Trust No. 2; and (D) 605,710 shares held by the Terry Lee Ledbetter, Jr. 2010 Grantor Trust No. 2; (iii) 601,344 shares held by the Terry Lee Ledbetter, Jr. 1999 Grantor Trust No. 2 for which he serves as co-trustee with Terry Ledbetter, Jr., with whom he shares voting and dispositive power over such shares; and (iv) 859,332 shares held by The Ledbetter Family and Charitable Irrevocable 2012 Trust for which Luke Ledbetter serves as sole trustee and has sole voting and dispositive power over such shares.